INSPIRATIOANAL MOVIE SERIES "HIGH HEELS"

PRODUCTION AND DISTRIBUTION AGREEMENT

Entered into between:

Success Entertainment Group Inc ("hereinafter referred to as **SEGKY**")

and

Shengda Movie Production (""hereinafter referred to as **Shangda**")

Clause 1 – PRODUCTION AND DISTRIBUTION OF MOTIVITIONAL MOVIE SERIES "HIGH HEELS" (name to be changed)

Parties hereby enter into this **Agreement** with the following terms and conditions on good faith for mutual benefits of the **Parties:**

1. **SEGKY** hereby authorizes and funds **Shengda** to produce motivational internet movie series "*High-Heels*" (name to be changed) (hereinafter referred to as "**Movie**"), based on the attached main story line.

2. For the purpose set out in this **Agreement, Parties** agree that Chen An-Zhi will be presenter and Hong Chi-Rei and two other persons nominated by **SEGKY** will be the producer of the **Movie.**

   Duration of this **Agreement**: Commence on the date of signature and terminate on 31 December 2015 ("**Termination Date"**)

   Shendga is hereby authorized by **SEGKY** to film, produce and distribute the **Movie**, whereby each episode shall be 25 minute long and at a fee of NT$7,500,000 per episode (including script fee of NT$1,5000,000, which has already been paid).

Clause 2: SEG'S RIGHTS AND OBLIGATIONS

1. The **Movie** will be solely funded by **SEGKY**. The agreed fee payable by **SEGKY**, in instalment, to **Shendga** for the **Movie** is NT$7,500,000 (please refer to Clause 5 for details of payment terms), which includes production, marketing, distribution and other unforeseeable fees ("**Fee**").

2. **Parties** agree that the main cast for the **Movie** will be Alyssa Chia, supported by James Wen or Webber Yang. **Parties** agree to consult and discuss any dispute relating to the cast, main cast must be approved by **SEGKY** in writing.

3. **Shengda** will be responsible for all advertisements (including writing materials), including contents for various promotions during the initial phase and initial phase of the broadcasting or media briefing. The **Fee** includes any promotion fees payable to Alyssa Chia attending media day hosted by **SEGKY** on 24 October

2014 in Shanghai. **Parties** undertake to further agree on the costs for other casts and directors for attending the media day in Shanghai.

4. The casts, after obtaining **SEGKY**'s written consent, may use the parts of the **Movie** in his/her own MV or advertisement. **Shengda** and the casts are not required to render further fees to **SEGKY** in this regard, but is required obtain **SEGKY** prior written consent.

Clause 3: OWNERSHIP OF ASSETS AND RIGHTS

Unless otherwise agreed by **Parties** or required by law, all tangible and intangible assets and its associated right created during the production of the **Movie** following the signing of this **Agreement** shall belong to **SEGKY**. "Intangible assets" shall include but not limited to **Movie** copyright, business operation and intellectual property income and other assets of monetary value generated during the promotion of the **Movie**.

Clause 4: SHENGDA'S RIGHTS AND OBLIGATIONS

1. **Shengda** must complete the filming and production of the **Movie** before the **Termination Date** (until 31 December 2015). The **Movie**, after its completion, must comply with broadcasting requirements. If there are any problems with the quality, **Shendga** will be solely responsible, including taking remedial steps.

2. For the duration of this **Agreement, Shengda** must actively cooperate with any product placements requested and suggestions made by **SEGKY's** advertising partner or other sponsors. However, **SEGKY** may not unilaterally take control of the production without first consult with **Shengda. Shengda** is entitled to claim fees incurred for extra works required or delay in completion of the **Movie** as consequence of absent of such consultation.

3. **Shengda** may not disclose any information provided by **SEGKY** to any other third party and shall keep the content of this **Agreement** confidential.

4. **Shengda** warrants that, for the duration of this **Agreement,** the **Movie** must be able to be broadcasted on one of six largest Chinese internet video plat forms (Always Fun, Youku, Letv, QQ and PPTV).

5. **Shengda** is also entitled to prioritise the release of the **Movie** on Satellite Television and CCTV. Profit generated through broadcasting the **Movie** on above 2 plate forms after deduction of necessary production expenses will be distributed equally between the **Parties**.

6. **Shengda** must film behind the scenes and make movie posters for the purposes of promoting the **Movie**, a copy of which must also be delivered to **SEGKY** of its record.

7. Both **Parties** is entitled to engage with third party on sponsorships and product replacements. **Shengda** is entitled to 20% commission from the sponsorships it generated.

8. **SEGKY** is willing to share any profits made from the **Movie** after the close of following year's financial year end with **Shengda** as bonus to be calculated as follow:

   Shengda's total income from producing and distributing the **Movie** – costs of production = profit before the distribution tax x 10% = profit to be shared (to be calculated by each **Party's** accountant in accordance with listed companies's balance sheet and distributed at end of following year February)

9. **Shengda** warrants that the content of the **Movie** will not infringe on any third party's intellectual property right nor violated any media or broadcasting laws or regulations. **Shengda** shall indemnify **SEGKY** against any claims as result of the **Movie** violating any third party's rights or laws, including but not limited to full or portion of capital claims brought against **SEGKY**, interests of any form, admin and other fees, damages for breach, compensation for damages, other fees incurred by any other party enforcing its right (including but not limited to litigation fees, legal fees, notarizing fees and execution fees) and other fees payable.

10. **Shengda** must complete the Movie before the **Termination Date**, if the **Movie** is not completed for reasons other than **Shengda**'s gross negligence (including but not limited to **SEGKY** default in payments or any requests for material amendments exceeding the script or filming costs) or force majeure, **Termination Date** may be extended by **Parties**. **Shengda** is further required to submit written documentation on such agreed extended date.

Clause 5: PAYMENT TERMS AND DELIVERY OF THE MOVIE

1. Payment terms:

   1.1 30% of the **Fee**, NT$2,250,000, is payable by **SEGKY** within 5 days after signing of this **Agreement**, where after **Parties** may start engaging with sponsors. **Shengda** must complete the signing of the performance agreement with Alyssa Chia and other casts within 5 days of signing this **Agreement** and forward the same to **SEGKY** of its record.

   Balance of the **Fee** is payable as follow:

1.2 20% of the **Fee**, NT$1,500,000, is payable by **SEGKY** within 3 days of confirming the final version of **Movie** script and production plan by **Shengda**.

1.3 20% of the **Fee**, NT$1,500,000, is payable by **SEGKY** within a week of **Shengda** commencing its production and filming.

1.4 20% of the **Fee**, NT$1,500,000, is payable by **SEGKY** upon **Shengda** completes half of the production (**Shengda** is required to provide **SEGKY** with progress plan beforehand).

1.5 10% of the **Fee**, NT$750,000, is payable by **SEGKY** within 3 days after **Shengda** completed the filming and production of the **Movie**, approved by all applicable laws of People's Republic of China and the delivery of the completed **Movie** to **SEGKY** and the **Movie** is broadcasted on one of the six internet platforms mentioned above.

2. **Shengda**'s designated bank account:

Bank: Huatai Bank (Shilig Branch)

Account number: 0903000053857

Account name:

Clause 6: FORCE MAJEURE

1. In the event of force majeure which resulted in any **Party** not able to perform its obligation under this **Agreement**, the affected **Party**'s obligation to perform will automatically be suspended for the duration of the force majeure. The extended period will be deemed as suspended period, which places no liability on the **Party** who was required to perform.

2. **Party** claim to be affected by force majeure must notify other **Party** immediately in writing and within 30 days of such notice, provide sufficient proof of the claimed force majeure and its duration. **Parties** undertake to discuss with another on good faith to find a solution and use their best endeavour to minimize the effect of force majeure.

3. Force majeure in this **Agreement** means unforeseeable, unavoidable situation or where a situation cannot be overcome that will render in all or part of the obligation under this **Agreement** impossible. This shall include but not limited to earthquake, typhoon, flood, fire, war, strike, unrest, acts of government, law or other situations.

4. If the force majeure persist for a period of 30 days and in absent of an agreed remedy between **Parties**, any **Party** may termination this **Agreement** by giving other **Party** written notice.

Clause 7: OTHER INDEMNITIES

1. Except for happening of force majeure, in the event of a situation that would render the delay of filming of the **Movie** that is not due to any **Party**'s fault, such as abnormal weather or actors being sick, involved in an accident or death, **Parties** must immediately remedy the situation and agree on the extension of the **Termination Date**. If the **Movie** cannot be completed as result of such event, neither **Party** shall be liable for any damages.

2. If the completion of **Movie** is delayed for a period of 180 days under this **Clause**, either **Party** may termination this **Agreement** by giving other **Party** written notice.

Clause 8: NOTICES

1. All notices given under this **Agreement** must be in writing in the form of fax, letter, telegraph or hand delivery. In the event that the notice may not be successfully delivered through the methods mentioned in this Clause, it may be delivered by way of public notice.

2. **Parties** chose their address of delivery as follow:

   SEGKY: 10F., No.46, Sec. 4, Zhongxiao E. Rd., Da'an Dist., Taipei CITY 106, Taiwan (R.O.C.)

   Shengda: 11F.-3, No.67, Sec. 1, Chongqing N. Rd., Datong Dist., Taipei CITY 103, Taiwan (R.O.C.)

3. Any changes in the above address shall be notified in writing within 30 days of the change. Failing which the delivery to the above address shall be deemed as being successfully delivered.

Clause 9: AMENDMENTS

For the duration of this **Agreement** and in the event of special circumstances, either **Party** wishe to amend this **Agreement** must notify the other **Party** in writing. Once **Parties** have agreed the proposed amendment in writing, **Parties** must reduce it to writing within 30 days of the above notice. Any amendments agreed between **Parties** will form part of this **Agreement**. This **Agreement** may not be amended without Parties' writing consent, failing which the responsible Party will be liable for any damages as result thereof.

Clause 10: CESSION

Unless otherwise contained in this **Agreement** or agreed by **Parties**, rights and obligations contained in this **Agreement** may not be ceded to any third Party without prior written consent by other **Party**. This includes but not limited to **Shengda** sub-authorizes any third party to produce the **Movie**, failing which **SEGKY** may claim all amount already paid to **Shengda** as damages.

Clause 11: BREACH

1. **Parties** may not breach any terms and conditions contained in this **Agreement,** failing which Aggrieved **Party** may claim damages from the Breaching **Party**.

2. Any failure to perform as result of force majeure, unforeseeable or unavoidable situation or where a situation cannot be overcome is not deemed as breach. **Parties** agree to consult and discuss the economic loss as result of happening of such events.

3. If **Shengda** fails to conclude the agreement with casts or broadcast the **Movie** on one of the six major internet platforms as required in this **Agreement, Shengda** will be liable to return all **Fees** received from **SEGKY.**

Clause 12: SUPPLEMENTARY TERMS AND CONDITIONS

Parties agree to discuss on good faith or enter into further written agreement for any terms and conditions not contained in this **Agreement**. Any such further written agreement entered into by **Parties** shall be equally enforceable.

Clause 13: OTHER

This **Agreement** is effective from the date of signature by both **Parties.**

There shall be 2 originals of this **Agreement,** both equally effective, each **Party** to hold one.

Parties agree to resolve any outstanding terms and conditions amicably, failing which **Parties** consent to the jurisdiction of Taipei Magistrate Court to adjudicate the dispute.

Success Entertainment Group Inc

Address: 10F., No.46, Sec. 4, Zhongxiao E. Rd., Da'an Dist., Taipei CITY 106, Taiwan (R.O.C.)

Signature:

Shengda Movie Production

Address: 11F.-3, No.67, Sec. 1, Chongqing N. Rd., Datong Dist., Taipei CITY 103, Taiwan (R.O.C.)

Signature: